Filed Pursuant To Rule 433, Registration No. 333-150218

CATERPILLAR FINANCIAL SERVICES CORPORATION

For the Period: 9/8/2008 to 9/15/2008

Coupon	Interest	Maturity	Callable	Survivor's Option	Price[1]	Yield[2]	Moody's	S&P	CUSIP
4.000%	Monthly(†)	9/15/11	NO	YES§	100.00	4.034%	A2	A	14912HMJ6
4.600%	Monthly(†)	9/15/14	NO	YES§	100.00	4.644%	A2	A	14912HMK3

Settlement Date - Thursday, September 18, 2008

Pricing Supplement as of Tuesday, September 15, 2008

(†) First Payment date 10/15/2008

*** Callable at 100% beginning on the call date above and semi-annual thereafter with 30 days notice.

§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

1 Prices are quoted as a percentage of par.

2 Yields are quoted on a semi-annual bond equivalent yield basis.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by visiting incapital.com.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.